As filed with the Securities and Exchange Commission on December 22, 2023.

Registration No. 333-275217

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Scinai Immunotherapeutics Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s name into English)

State of Israel	2836	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jerusalem BioPark, 2nd Floor

Kiryat Hadassah, Building 1, JBP

Jerusalem, Israel 9112001

Tel: +972-8-930-2529

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware

+1 (302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Lawrence Metelitsa Steven Lipstein Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Tel: 732 395 4400	Perry Wildes Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this registration statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION DATED DECEMBER 22, 2023

1,215,345 American Depositary Shares representing 486,138,000 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the section “Selling Shareholders,” (the “selling shareholders”) of Scinai Immunotherapeutics Ltd. (“Scinai,” “we,” “us”, “our” or the “Company”) of up to an aggregate of 1,215,345 American Depositary Shares (“ADSs”), each representing four hundred (400) of our ordinary shares, no par value, issuable upon exercise of warrants (“Warrants”) to purchase ADSs issued pursuant to (i) a securities purchase agreement (the “Purchase Agreement”), dated September 15, 2023, by and between the Company and the purchaser named on the signature page thereto, and (ii) an engagement letter dated as of September 18, 2023 (the “Engagement Letter”), by between us and H.C. Wainwright & Co., LLC (“Placement Agent”). The Warrants and the underlying ADSs issuable upon the exercise of the Warrants were offered and sold pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

The selling shareholders will receive all of the proceeds from any sales of the ADSs offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with such offering. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants.

The selling shareholders may sell the ADSs covered by this prospectus through public or private transactions at market prices prevailing at the time of sale, at negotiated prices or such other prices as the selling shareholders may determine. The timing and amount of any sale are within the sole discretion of the selling shareholders. Our registration of the ADSs covered by this prospectus does not mean that the selling shareholders will offer or sell any of the ADSs. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution.”

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SCNI.” On December 21, 2023, the last reported sale price of the ADSs on Nasdaq was $0.69 per ADS.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 1.A. Risk Factors” of our most recent Annual Report on Form 10-K incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) for the offering of the ADSs by the selling shareholders.

Before investing in the ADSs, you should carefully read both this prospectus and the additional information in the documents we have incorporated by reference into this prospectus that are listed under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus or any document incorporated by reference in this prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus, nor the sale of our securities means that information contained in this prospectus is correct after their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. It is important for you to read and consider all information contained in this prospectus, including the information incorporated by reference into this prospectus before making your investment decision.

Before purchasing any securities, you should carefully read both this prospectus, together with the additional information described under the headings, “Where You Can Find More Information” and “Incorporation of Information by Reference,” on pages 26 and 26  of this prospectus.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

Effective November 25, 2022, we effected a ratio change of the American Depositary Shares (ADSs) to our non-traded ordinary shares from the previous ratio of one (1) ADS representing forty (40) ordinary shares to a new ratio of one (1) ADS representing four hundred (400) ordinary shares. The ratio change had the same effect as a reverse split of the existing ADSs of one (1) new ADS for every ten (10) old ADSs. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the U.S.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. Nanobody is a trademark registered by ABLYNX N.V., a wholly owned subsidiary of Sanofi. The Company has no affiliation with and is not endorsed by Sanofi. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus includes or incorporates by reference estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the “Risk Factors” section, including the “Item 3. Key Information - Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2022, in full.

●	We are a developmental stage biopharmaceutical company with a history of operating losses, with no product candidate that generates revenue and as such we are not currently profitable, do not expect to become profitable in the near future, may never become profitable and as a result may need to wind up our business and operation;

●	We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts;

●	Our business strategy may not be successful;

●	If we breach certain provisions of our 24 million Euro finance agreement with the EIB it could result in the EIB accelerating the loans thereunder and exercising secured creditor remedies over collateral securing those loans, and that collateral consists of substantially all of our assets. The exercise of such remedies may have a material adverse effect on our company. We do not have control over certain events that constitute a breach of this finance documentation;

●	We are highly dependent upon our ability to enter into agreements with partners to develop, commercialize, and market any current and future product candidate(s) or enter into other strategic partnerships;

●	Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidate(s);

●	Our novel nanosized antibodies, also known as VHH-antibodies, Nanobodies or NanoAbs, represent a relatively new approach to treating diseases, and we must overcome significant challenges in order to successfully develop, commercialize and manufacture product candidates based on this technology;

●	Clinical trials are very expensive, time-consuming and difficult to design and implement, and, as a result, we may suffer delays or suspensions in future trials which would have a material adverse effect on our ability to generate revenues;

●	Positive results from any clinical trials we conduct may not be predictive of the results in later clinical trials of current and future product candidates, and the results of any clinical trials we conduct may not be replicated in additional clinical trials that we may be required to conduct, which could result in development delays or a failure to obtain marketing approval;

●	We may be unsuccessful in adapting our Covid-19 NanoAbs to protect against variants of COVID-19. Furthermore, our ability to commercialize our Covid-19 NanoAbs may be adversely affected to the extent that the coronavirus disease evolves worldwide;

●	We may not be successful in finding a partner to further develop our pre-clinical stage COVID19 program. Such partners may be commercial, pharmaceutical companies or governmental agencies. In such case, we may not have sufficient capital to take the COVID19 program to clinical trials;

●	If we are not successful in discovering, developing and commercializing current and future product candidates, our ability to expand our business and achieve our strategic objectives may be impaired;

●	Under the collaboration agreement with MPG, we have the option to in-license up to 9 total NanoAbs. To date, we have licensed anti-COVID-19 NanoAbs and anti-IL-17 NanoAbs. We may be unsuccessful in in-licensing, developing, and/or commercializing additional NanoAbs from MPG;

●	We are a developmental stage biopharmaceutical company with no product candidate(s) in clinical development or approved, which makes it difficult to assess our future viability;

●	We face significant competition. If we cannot successfully compete with new or existing product candidate(s), our marketing and sales will suffer, and we may never be profitable;

●	Our NanoAbs program is based on an exclusive, worldwide license from the Max Planck Society, and we could lose our rights to this license if a dispute with MPG arises or if we fail to comply with the financial and other terms of the license;

●	We recently announced our plans to utilize our manufacturing site and laboratories by launching a Contract Development and Manufacturing Organization business unit. There is no guarantee that our strategy will succeed, that we will be able to ramp up operations, that we will become profitable; and

●	We are currently non-compliant with Nasdaq Listing Rule 5550(a)(2) regarding the minimum bid price requirement for continued listing on Nasdaq. If we do not regain compliance, and if we become non-compliant with other Nasdaq Listing Rules, we may be delisted from the Nasdaq exchange.

v

PROSPECTUS SUMMARY

This summary description of our business and this offering may not contain all of the information that may be important to you before making a decision to invest in the ADSs. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes thereto included elsewhere in, or incorporated by reference into, this prospectus. You should review carefully the risks and uncertainties described under the heading “Risk Factors” included elsewhere in, or incorporated by reference into, this prospectus.

Our Business

We are a biopharmaceutical company focused on developing, manufacturing and commercializing innovative immunotherapeutic products primarily for the treatment of infectious and autoimmune diseases. Since its inception, the Company has executed eight clinical trials including a seven country, 12,400 participant phase 3 trial of its prior lead drug candidate, a universal influenza vaccine candidate (“M-001”) and has built a GMP biologics manufacturing facility for biopharmaceutical products. After receiving the phase 3 trial results in Q3 2020, indicating that M-001 did not meet its clinical endpoints, the Company performed a turnaround process that included raising fresh capital, hiring new talent (including a new CEO), signing a research collaboration agreement with and in-licensing new intellectual property from world leading academic research institutes. . Since then, the Company is in the process of developing a pipeline of diversified and commercially viable products built around the licensed innovative nanosized antibodies (NanoAb). NanoAbs are nanosized antibodies derived from camelid animals and are also known as VHH-antibodies or Nanobodies. “Nanobody” is a trademark registered by ABLYNX N.V., a wholly owned subsidiary of Sanofi. SCINAI has no affiliation with and is not endorsed by Sanofi.

As part of the abovementioned turnaround, on December 22, 2021, the Company signed a definitive exclusive, worldwide, License Agreement (“LA”) with the Max Planck Society (“MPG”), the parent organization of the Max Planck Institute for Multidisciplinary Sciences (“MPI”), and the University Medical Center Göttingen (“UMG”), both in Gottingen, Germany, for the development and commercialization of innovative NanoAbs for the treatment of COVID-19. The agreement provides for an upfront payment, development and sales milestones and royalties based on sales and sharing of sublicense revenues. In addition, the Company signed an accompanying Research Collaboration Agreement (“aRCA”) with MPG and UMG in support of the abovementioned development of a COVID-19 NanoAb by MPI and UMG. The aRCA provided for monthly payments to MPG and UMG and had a term until the earlier of two years or the date the Company enters into first in-human clinical trials with the COVID-19 NanoAb.

On March 23, 2022, we signed a five-year Research Collaboration Agreement (“RCA”; collectively, with the LA and aRCA, the “MPG/UMG Agreements”) with MPG and UMG covering the discovery, selection and characterization of NanoAbs for up to nine molecular targets that have the potential to be further developed into drug candidates for the treatment of disease indications such as psoriasis, psoriatic arthritis, asthma and wet macular degeneration. These are all large and growing markets with underserved medical needs. In each case, the molecular target has been validated as an appropriate target for therapeutic intervention through inhibition by an antibody, thereby significantly reducing the discovery work that typically entails many years of research, high cost and high risk of failure. We believe that we can leverage our NanoAbs’ unique and strong binding affinity, stability at high temperatures, and potential for more effective and convenient routes of administration towards competitive commercial viability. We believe that since these are clinical validated targets, we can develop NanoAb treatments with reduced risk and cost and accelerate the time from NanoAb selection to initiation of clinical development. Each NanoAb candidate is therefore positioned as a “biobetter” piggybacking on prior discoveries of others to mitigate risk but with significant potential advantages over existing therapeutics. In addition, while each NanoAb constitutes a novel molecule for which we file patent applications thereby creating a proprietary position, all of the developed NnoAbs when viewed together constitute a pipeline that is built around the same drug discovery, development and manufacturing platform allowing us to reduce risks and save costs. SCINAI has the exclusive option for an exclusive, pre-negotiated worldwide license agreement for the development and commercialization of each of the NanoAbs covered by the RCA with MPG and UMG.

On June 5, 2023, we announced that as part of our ongoing broad-based collaboration with the Max Planck Society and the University Medical Center Gottingen (UMG), we signed an exclusive worldwide license agreement to develop and commercialize VHH antibodies (NanoAbs) targeting Interleukin-17 (IL-17) as treatments for all potential indications, starting with psoriasis and psoriatic arthritis.

In June 2023, we disclosed that we were pursuing a strategic partnership for its COVID-19 self-administered inhaled NanoAb therapeutic/prophylactic which demonstrated highly promising in vivo results in animals and that we will focus on developing the anti-IL-17 nanoAb.

During Q3 2023, we focused on implementing our revised corporate strategy to reflect recent market changes and trends in a fashion that would generate the most favorable value for its shareholders. The new strategy includes operating with two business units: an R&D business unit, and a Contract Development and Manufacturing Organization (CDMO) business unit. The R&D business unit is focused on the development of NanoAbs licensed from the Max Planck Society (MPG) and the University Medical Center Gottingen (UMG) and on management of the five-year Research Collaboration Agreement between the Company and MPI/UMG, which is expected to yield additional nanoAbs to be exclusively licensed to the Company. In particular, the R&D unit is focused on the development of a NanoAb for the treatment of psoriasis, which we expect to start in human clinical trials in 2024. The CDMO business unit has been marketing its services to Israeli biotech companies and has recently started targeting European and US based biotech companies. Our CDMO’s first contract was signed in October 2023, and we plan additional contracts to be signed in the coming months. As such, the CDMO business unit is expected to generate revenues, which would help us to absorb our fixed costs related to our manufacturing site, increase the cash available for our own R&D projects, and provide essential experience to our team. We plan to utilize the added financial flexibility and team experience to accelerate the development timelines for our own product.

On November 29, 2023, we announced the execution of a formal amendment to our finance contract with the European Investment Bank (EIB). The amendment extended the maturity date of the contract by four years from December 31, 2027 to December 31, 2031.

On December 12, 2023, we issued a press release announcing the successful preclinical trial results of our innovative anti IL 17 VHH antibody (NanoAb) as a local treatment for the large and underserved population of mild to moderate plaque psoriasis.

We received notification letters from Nasdaq dated September 28, 2022 and May 1, 2023 advising us that we are not in compliance with Listing Rule 5550(b)(1) requiring companies listed on Nasdaq to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. On August 1, 2023, we announced that Nasdaq reviewed our plan to regain compliance with Nasdaq’s Listing Rule 5550(b) and provided us an extension until October 30, 2023, to demonstrate compliance. On November 20, 2023, we announced the receipt of formal notification from Nasdaq that we had regained compliance with Nasdaq listing rules regarding minimum stockholders’ equity.

On November 3, 2023, we announced receipt of a letter from Nasdaq dated November 1, 2023 regarding non-compliance with the requirement to maintain a minimum bid price of $1.00 per share. The letter indicates that, based on the closing bid price of the Company’s ADSs for the previous thirty-three consecutive business days, we do not meet this requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been given an initial period of 180 calendar days to regain compliance. The letter states that the Nasdaq staff will provide written confirmation that we have achieved compliance with Rule 5550(a)(2) if at any time before the 180-day period ends on April 29, 2024, the closing bid price of the ADSs is at $1.00 per share or more for a minimum of ten consecutive business days. We intend to monitor the closing bid price of the ADSs and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement.

Corporate Information

Our legal and commercial name is Scinai Immunotherapeutics Ltd. (formerly known as BiondVax Pharmaceuticals Ltd.). We are a company limited by shares organized under the laws of Israel. We were incorporated in Israel in 2003 as a privately held company and started operating in 2005. In February 2007, we completed an initial public offering of our ordinary shares on the Tel Aviv Stock Exchange (TASE), and we voluntarily delisted from the TASE in January 2018. In May 2015, we completed an initial public offering of ADSs and ADSs warrants (which have since expired) on Nasdaq.

Our principal executive offices are located at Kiryat Hadassah, Building 1, Jerusalem BioPark, 2nd Floor, Jerusalem, Israel 9112001, and our telephone number is 972-8-930-2529. Our website address is http://www.scinai.com. The information on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware.

THE OFFERING

ADSs offered by the selling shareholders	Up to 1,215,345 ADSs, upon the exercise of the Warrants

ADSs outstanding immediately after this offering (1)	5,567,272 ADSs representing 2,226,908,800 ordinary shares assuming the exercise in full of the Warrants offered in this offering.

Use of proceeds	All of the ADSs offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders. We will not receive any proceeds from such sales. However, to the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants. The exercise price of the Warrants may exceed the trading price of the ADSs. If the price of the ADSs is below the exercise price of the Warrants, we believe that holder of the Warrants will be unlikely to exercise its warrants, resulting in little to no cash proceeds to us. If all the Warrants were exercised, we would receive gross proceeds of approximately $1.43 million. See the section titled “Use of Proceeds” in this prospectus for more information.

Offering price	The Warrants will have a per ADS exercise price of $1.16. The ADSs offered by the selling shareholders under this prospectus may be offered and sold at prevailing market prices, negotiated prices or such other prices as the selling shareholders may determine. See the section titled “Plan of Distribution” in this prospectus for more information.

Listing	Our ADSs trade on Nasdaq under the symbol “SCNI”.

Risk factors	You should carefully read the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

(1)	The number of ADSs to be outstanding immediately after the offering, as shown above, is based on 4,351,927 ADSs (representing 2,226,908,800 Ordinary Shares) issued and outstanding as of September 30, 2023.

As of September 30, 2023, we had issued and outstanding warrants to purchase an aggregate of 2,726,252 ADSs with the latest expiration date of these warrants being between the years 2023 and 2025. As of September 30, 2023, we had issued and outstanding, pre-Funded warrants to purchase an aggregate of 746,552 ADSs at an exercise price of 0.001. We also have options to purchase an aggregate of 252,301 ADSs under the Employees Option Plan with the latest expiration date of the year 2033. In addition, as of September 30, 2023, we had an aggregate of 311,345 RSUs for ADSs.

Except as otherwise indicated, all information in this prospectus, including the number of Ordinary Shares that will be outstanding after this offering, excludes such outstanding securities and assumes full exercise of the Warrants offered in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed under the caption “Item 1.A: Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and in any other filing we have made with the SEC, each of which are incorporated herein by reference, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ADSs to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to Our Financial Position and Capital Requirements

Our financial statements include a going concern reference. We will need to raise significant additional capital to finance our losses and negative cash flows from operations, and if we were to fail to do so, or if the European Investment Bank, or EIB, accelerate their loans to us under our finance contract with EIB, we may need to cease operations. Management has substantial doubt about our ability to continue as a going concern.

As of September 30, 2023, the Company’s cash and cash equivalents totaled $6,362. In the nine months ended September 30, 2023, the Company had an operating loss of $7,883 and negative cash flows from operating activities of $8,157. The Company’s current cash and cash equivalents position is not sufficient to fund the Company’s planned operations for at least a year beyond the date of the filing date of the financial statements. Those factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. While the Company has successfully raised funds in the past, there is no guarantee that it will be able to do so in the future. The inability to borrow or raise sufficient funds on commercially reasonable terms, would have serious consequences on our financial condition and results of operations.

In addition, we borrowed 24 million Euro under a finance contact with (the “Finance Contract”) with EIB with a maturity date of December 31, 2031. Under the Finance Contract, the EIB may accelerate all loans extended thereunder if an event of default has occurred. If the EIB determines that an event of default has occurred, it could accelerate the amounts outstanding under the Finance Contract, making those amounts immediately due and payable. In such a case, we expect such events to adversely impact our ability to continue as a going concern.

The Company’s current operating budget includes various assumptions concerning the level and timing of cash receipts and cash outlays for operating expenses and capital expenditures, including a cost saving plan. The Company is planning to finance its operations from its existing working capital resources and additional sources of capital and financing that are in the advanced planning phase. However, there is no assurance that additional capital and/or financing will be available to the Company, and even if available, whether it will be on terms acceptable to the Company or in amounts required. Accordingly, the Company’s board of directors approved a cost saving plan, a portion of which has been implemented to date. Additional measures approved in the cost reduction plan could further be implemented at management discretion to allow the Company to continue its operations and meet its cash obligations. The cost saving plan consists of reducing expenditures by means of further efficiencies and synergies, which include mainly the following steps: reduction in headcount costs through non paid leave and lay-offs, and postponing and/or cancelling capital expenditures that would not be required for the implementation of the revised business plan.

The Company’s financial statements for the nine-months ended September 30, 2023 were prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. Such financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

Risks Related to our Operations in Israel

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas from the Gaza Strip and Israel’s war against it, may affect our operations.

Because we are incorporated under the laws of the State of Israel and some of our operations are conducted in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which could have negatively affected business conditions in Israel, especially during times of active conflict.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against this terrorist organization commenced in parallel to its continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon may escalate in the future into a greater regional conflict.

Scinai operates two business units: an innovative R&D unit and a Contract Development and Manufacturing Organization (“CDMO”) unit. The R&D unit focuses on: (i) managing and guiding a research contract with the Max Planck Society and the University Medical Center Gottingen, both in Germany; and (ii) developing licensed drug candidates throughout the pre-clinical and clinical steps required for drug approval. The CDMO unit focuses on providing drug development services to small biotech companies.

Our R&D unit is currently focused on advancing a novel VHH antibody for the treatment of psoriasis and related diseases. We plan to commence a pre-clinical study at the Technion Institute in Haifa, Israel in Q1 2024. We are also planning a pre-clinical toxicology study in Ness Ziona, in the Central District of Israel that we plan to commence in Q2 2024. In addition, the production of the drug substance and drug product batches required for the studies is done at our site located in Jerusalem, Israel. As such, an escalation of the conflict in Gaza or its expansion to include the northern border of Israel could potentially impact the studies planned in Israel. Risks include delays in operations due to missile attacks and/or difficulty in recruiting additional employees or service providers due to their service in the reserve forces of the Israel Defense Forces (the “IDF”), the national military of Israel.

We currently do not anticipate any material risk that the drug production for the studies will not be to be produced in Jerusalem, Israel. In the event we are not able to perform the drug production ourselves, we can approach alternative suppliers to perform the production. If we need to approach alternative suppliers, our pre-clinical trials could be delayed. A delay or disruption in our pre-clinical trials could impact the value of our securities, require us to raise additional capital, reduce operating expenses, including by reducing headcount, and/or limit or terminate our product development activities.

In October 2023, our CDMO unit signed its first contract to provide R&D services to a biotech client and we are in advanced contract discussions with several other potential clients. Although we have not seen that the ongoing conflict has affected this business to date, there can be no assurances that potential clients will not delay their engagement with us or not engage us for CDMO services due to conflict or that the conflict will not otherwise have a material adverse effect on us or our operations in the future.

The IDF is a conscripted military service, subject to certain exceptions. Since October 7, 2023, the IDF has called up more than 350,000 of its reserve forces to serve. We currently have 32 employees, all of whom reside in Israel, consisting of 10 management employees and 22 non-management employees. Our CEO has recently been called for reserve service near his home to be “on-call” for emergency situations. He continues to perform his work duties partially remotely and partially from our Company’s offices in Jerusalem. Such reserve duty has not materially affected the Company’s operations. In addition, two of our non-management employees who do not perform critical functions have been called to reserve military service in the IDF with one of them having been released while the second is still in active service. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability. These measures may include overtime and third-party outsourcing. These possible effects on our business may adversely impact our results of operations, liquidity or cash flows.

Additionally, shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effect on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among other possible effects.

Risks Related to The ADSs

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of the ADSs. The delisting could adversely affect the market liquidity of our shares and the market price of our shares could decrease significantly.

If we fail to satisfy Nasdaq’s continued listing requirements, Nasdaq may take steps to delist the ADSs. On November 2, 2022, we received a notice of non-compliance from Nasdaq that we were not in compliance with the Nasdaq listing rule regarding minimum bid price. To address the minimum bid price non-compliance, on November 25, 2022, we effected a change of the ADSs to our non-traded ordinary shares from the previous ratio of one (1) ADS representing forty (40) ordinary shares to a new ratio of one (1) ADS representing four hundred (400) ordinary shares. On December 12, 2022, we reported that we had received formal notifications from Nasdaq that we had regained compliance with these listing rules.

In addition, we received notification letters from Nasdaq dated September 28, 2022 and May 1, 2023 advising us that we are not in compliance with Listing Rule 5550(b)(1) requiring companies listed on Nasdaq to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. On August 1, 2023, we announced that Nasdaq reviewed our plan to regain compliance with Nasdaq’s Listing Rule 5550(b) and provided us with an extension until October 30, 2023 to demonstrate compliance. On November 20, 2023, we announced the receipt of formal notification from Nasdaq that we had regained compliance with Nasdaq listing rules regarding minimum stockholders’ equity.

On November 1, 2023, we received a notice of non-compliance from Nasdaq that we are not in compliance with the requirement to maintain a minimum bid price of $1.00 per share. We have been given an initial period of 180 calendar days to regain compliance. The letter states that the Nasdaq staff will provide written confirmation that we have achieved compliance with this requirement if at any time before the 180-day period ends on April 29, 2024, the closing bid price of the ADSs is at $1.00 per share or more for a minimum of ten consecutive business days. We intend to monitor the closing bid price of the ADSs and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement.

If we are unable to maintain compliance with this closing bid price requirement, the ADSs could be delisted from Nasdaq. If this were to occur, trading of our securities would most likely take place in an over-the-counter market for unlisted securities. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our securities in an over-the-counter market, and many investors would likely not buy or sell our securities due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our securities would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our securities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our securities, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and raise capital.

A delisting from Nasdaq would likely have a negative effect on the price of the ADSs and would impair shareholders’ ability to sell or purchase their ADSs when they wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow the ADSs to become listed again, stabilize the market price or improve the liquidity of the ADSs, prevent the ADSs from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections, we believe we should not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2023. However, there can be no assurance that this will be the case in 2023 or in future taxable years. If we were characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

Risks Related to the Offering

Future sales of the ADSs, including any ADSs issuable upon the exercise of the Warrants, or the perception that future sales may occur, may cause the market price of the ADSs to decline, even if our business is doing well.

Sales by the ADS holders of a substantial number of ADSs in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of ADSs intend to sell shares, may cause the market price of the ADSs to decline. To the extent that holders of the Warrants or other existing warrants sell the ADSs issued upon the exercise of such warrants, the market price of the ADSs may decrease due to the additional selling pressure in the market. Moreover, the risk of dilution from issuances of ADSs underlying the Warrants may cause shareholders to sell their ADSs, which could cause a further decline in the market price.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ADSs, Ordinary Shares or other securities convertible into or exchangeable for the ADSs or Ordinary Shares at prices that may not be the same as the price per ADS in this offering. We may sell ADSs, Ordinary Shares or other securities in any other offering at a price per ADS or per Ordinary Share, as appliable, that is less than the price per ADS paid by the investor in this offering, and investors purchasing ADSs, Ordinary Shares or other securities in the future could have rights superior to the rights of ADSs holders. The price per ADS or per share at which we sell additional ADSs, Ordinary Shares, as applicable, or securities convertible or exchangeable into ADSs or Ordinary Shares, in future transactions, may be higher or lower than the price per ADS paid by the investor in this offering.

THE SEPTEMBER 2023 FINANCING

Registered Direct and Concurrent Private Placement

On September 15, 2023, we agreed, pursuant to the Purchase Agreement, to issue to the purchaser named on the signature page thereto (i) in a registered direct offering, (A) 400,000 ADSs and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 746,552 ADSs, at an exercise price of $0.001 per ADS, at a purchase price of $1.16 per ADS and $1.159 per pre-funded warrant and (iii) in a concurrent private placement, unregistered Warrants exercisable for an aggregate of 1,215,345 ADSs at an exercise price of $1.16. Each Warrant became exercisable on the date of issuance and will remain exercisable until five and one-half (5.5) years from the initial exercise date. The Warrants and the ADSs issuable upon the exercise of the Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Pursuant to the Securities Purchase Agreement, we agreed to file a registration statement on Form F-1, as soon as practicable and in any event within 45 calendar days from the execution of the Securities Purchase Agreement, and to use commercially reasonable efforts to cause a registration statement providing for the resale by holders of the Warrant ADSs, to become effective 181 days following the closing date, and to keep such registration statement effective until such time as no holder owns any Warrants or Warrant ADSs issuable upon exercise thereof.

The foregoing descriptions of the form of Purchase Agreement and the form of Warrant are not complete and are subject to and qualified in their entirety by reference to the form of Purchase Agreement and the form of Warrant, respectively, copies of which are attached as Exhibits 1.1 and 1.3 respectively, to the Current Report on Form 6-K dated September 19, 2023, and are incorporated herein by reference.

Placement Agent Warrants

As part of the compensation to the Placement Agent in connection with the above-described transaction, pursuant to an engagement agreement, dated as of September 15, 2023, by between us and the Placement Agent, we issued to Placement Agent designees unregistered Warrants to purchase up to an aggregate of 68,793 ADSs at an exercise price of $1.45 per ADS and a term of five years until September 18, 2028.

The resale of the ADSs issuable upon exercise of the Warrants issued to the Placement Agent is being registered in this registration statement.

USE OF PROCEEDS

All of the ADSs offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders. We will not receive any of the proceeds from such sales. The selling shareholders will receive all of the proceeds from any sales of the ADSs offered hereby. However, we will incur expenses in connection with the registration of the ADSs offered hereby.

We will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. If all the Warrants were exercised, we would receive gross proceeds of approximately $1.33 million. However, the holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the holders of the Warrants will choose to exercise the Warrants, in whole or in part. The exercise price of the Warrants may exceed the trading price of our ADSs. If the price of the ADSs is below their exercise price, we believe that holder of the Warrants will be unlikely to exercise their warrants, resulting in little to no cash proceeds to us. Accordingly, we currently intend to use the proceeds received upon such exercise, if any, for general corporate purposes and working capital.

MARKET FOR ORDINARY SHARES AND DIVIDEND POLICY

The Ordinary Shares are traded on Nasdaq Capital Market under the symbol “SCNI.” The last reported sale price of the ADSs on October 27, 2023 on Nasdaq was $0.62 per ADS.

We have never declared or paid any cash dividends on the ADSs, and we anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

The distribution of dividends may also be limited by the Israeli Companies Law, 5759-1999 (the “Companies Law”), which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. As of December 31, 2022, we did not have distributable earnings pursuant to the Companies Law. Dividend distributions may be determined by our board of directors, as our amended and restated articles of association do not provide that such distributions require shareholder approval.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2023 as follows:

●	on an actual basis; and

●	on as adjusted basis to reflect the issuance by us of 1,215,345 ADSs offered pursuant to this prospectus, following an assumed exercise for cash of all of the Warrants for net proceeds of $1.43 million.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of September 30, 2023
(In thousands, except share data)	Actual	As Adjusted
Ordinary Shares, no par value per share	-	-
Additional paid-in capital	119,053	120,483
Accumulated deficit	(120,005)	(120,005)
Accumulated other comprehensive loss	$(1,740)	(1,740)
Total shareholders’ deficit	(2,692)	(1,262)
Total capitalization	$17,044	18,474

SELLING SHAREHOLDERS

The ADSs being offered by the selling shareholders pursuant to this prospectus are those issuable to the selling shareholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “The September 2023 Financing” above. We are registering the resale of the ADSs in order to permit the selling shareholder to offer the ADSs and Warrants for resale from time to time. To our knowledge, the selling shareholders have not had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling shareholders in connection with the filing of this prospectus.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ADSs by the selling shareholders. The second column lists the number of ADSs beneficially owned by the selling shareholder, based on its ownership of ADSs and Warrants, as of September 30, 2023, and assuming exercise of all of the Warrants held by the selling shareholders on that date, without regard to any limitations on exercises. The fourth column lists the maximum number of ADSs that may be sold or otherwise disposed of by the selling shareholders pursuant to the registration statement of which this prospectus forms a part. The selling shareholders may sell or otherwise dispose of some, all or none of their ADSs in this offering. Pursuant to the rules of the SEC, beneficial ownership includes any of the Ordinary Shares as to which a shareholder has sole or shared voting power or investment power, as well as any Ordinary Shares that the selling shareholder has the right to acquire within 60 days of September 30, 2023. The percentage of beneficial ownership for the selling shareholder is based on  4,351,927 of the ADSs outstanding as of September 30, 2023 and the number of ADSs issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of September 30, 2023 beneficially owned by the applicable selling shareholder. The fifth column assumes the sale of all of the ADSs offered by the selling shareholder pursuant to this prospectus.

Under the terms of the Warrants, the selling shareholder may not exercise the Warrants to the extent such exercise would cause the selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ADSs which would exceed 4.99% of our then outstanding ADSs immediately after giving effect to the issuance of ADS upon exercise of the Warrants held by the selling shareholders. Furthermore, under the terms of the Pre-Funded Warrants, the selling shareholder may not exercise the Pre-Funded Warrants to the extent such exercise would cause the selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 9.99% of our then outstanding Ordinary Shares immediately after giving effect to the issuance of Ordinary Shares upon exercise of the Pre-Funded Warrants held by the selling shareholders. The number of ADSs in the second and fifth columns do not reflect these limitations. See “Plan of Distribution.”

Name of Selling Shareholder	ADSs Beneficially Owned Prior to the Offering(1)		Percentage of Outstanding ADSs(1)	Maximum Number of ADSs To Be Sold Pursuant to this Prospectus	Number of ADSs Beneficially Owned After the Offering(2)	Percentage of Outstanding ADSs after the Offering(2)
Armistice Capital Master Fund LLC	2,293,104	(3)	33.7%	2,293,104	1,146,552	20.85%
Michael Vasinkevich (4)	44,113		1%	44,113	-	*
Noam Rubinstein (4)	21,670		*	21,670	-	*
Craig Schwabe (4)	2,322		*	2,322	-	*
Charles Worthman (4)	688		*	688	-	*

*	Less than 1%.

(1)	Assumes all Warrants held by the selling shareholders on September 30, 2023 are exercised.

(2)	Assumes that (i) all of the ADSs covered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling shareholders do not acquire additional ADSs after the date of this prospectus and prior to completion of this offering. The percentage of beneficial ownership after the offering is based on 5,567,272 ADSs outstanding as of September 30, 2023, consisting of (a) 4,351,927 ADSs outstanding September 30, 2023, and (b) the 1,215,345 ADSs underlying the Warrants offered under this prospectus. The number and percentage of ADSs listed do not take into account any limitations on exercise of Pre-Funded Warrants and Warrants preventing the selling shareholders from exercising any portion of such warrants if such exercise would result in the selling shareholder owning greater than 4.99% of the outstanding ADSs (9.99% of the outstanding ADSs in the case of Pre-Funded Warrants) following such exercise.

(3)	Consists of (i) 400,000 ADSs, (ii) 746,552 ADSs issuable upon exercise of the Pre-Funded Warrants and (iii) 1,146,552 ADSs issuable upon the exercise of the Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Ordinary Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	Each of the selling shareholders is affiliated with the Placement Agent, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of Ordinary Shares issuable upon exercise of placement agent warrants, which were received as compensation. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Each selling shareholder may not exercise the placement agent warrants to the extent such exercise would cause each selling shareholders, together with his affiliates and attribution parties, to beneficially own a number of ADSs which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, or, upon notice to us, 9.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination shares of Ordinary Shares issuable upon exercise of such securities which have not been so exercised.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our securities offered hereby. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Material U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of the Warrants and ADSs (collectively, the “Securities”) by U.S. Holders, as defined below. This summary addresses solely U.S. Holders who acquire the Securities pursuant to this offering and who hold the Securities as capital assets for tax purposes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon representations of the depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. This summary does not address all U.S. federal income tax matters that may be relevant to a particular holder or all tax considerations that may be relevant with respect to an investment in the Securities.

This summary does not address tax considerations applicable to a holder of the Securities that may be subject to special tax rules including, without limitation, the following:

●	dealers or traders in securities, currencies, or notional principal contracts;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	persons or corporations subject to an alternative minimum tax;

●	tax-exempt organizations;

●	traders that have elected mark-to-market accounting;

●	corporations that accumulate earnings to avoid U.S. tax;

●	pension plans;

●	investors that hold the Securities as part of a “straddle,” “hedge,” or “conversion transaction” with other investments;

●	persons that actually or constructively own 10 percent or more of our Ordinary Shares outstanding by vote or by value;

●	persons that are treated as partnerships or other pass-through entities for U.S. federal income purposes; and

●	U.S. Holders whose functional currency is not the U.S. dollar.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation, and does not include any discussion of state, local, or foreign tax consequences to a holder of the Securities. In addition, this summary does not include any discussion of the U.S. federal income tax consequences to any holder of Securities that is not a U.S. Holder.

You are urged to consult your own tax advisor regarding the foreign and U.S. federal, state, and local income and other tax consequences of an investment in the Securities, including the potential effects of any proposed legislation, if enacted.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (1) if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal tax purposes holds any Securities, the U.S. federal tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Entities or arrangements that are classified as partnerships for U.S. federal tax purposes and persons holding any Securities through such entities should consult their own tax advisors.

In general, and assuming that all obligations under the Deposit Agreement will be satisfied in accordance with the terms of the Deposit Agreement, if you hold ADSs, you will be treated as the holder of the underlying Ordinary Shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, gain or loss generally will not be recognized if you exchange ADSs for the underlying Ordinary Shares represented by those ADSs.

Distributions

If we make any distribution with respect to the Securities, subject to the discussion under “– Passive Foreign Investment Companies” below, the gross amount of any distribution actually or constructively received by a U.S. Holder (through the Depositary) with respect to a Security will generally be taxable to the U.S. Holder as foreign-source dividend income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The amount distributed will include the amount of any Israeli taxes withheld from such distribution, as described above under the caption “Material Tax Considerations-Israeli Tax Considerations.” A U.S. Holder will not be eligible for any dividends received deduction in respect of the dividends paid by us, which deduction is otherwise available to a corporate U.S. Holder in respect of dividends received from a domestic corporation. Distributions in excess of earnings and profits will be non-taxable to the U.S. Holder to the extent of the U.S. Holder’s adjusted tax basis in its Securities. Distributions in excess of such adjusted tax basis will generally be taxable to a U.S. Holder as capital gain from the sale or exchange of property as described below under “-Sale or Other Disposition of ADSs and Warrants.” If we do not report to a U.S. Holder the portion of a distribution that exceeds earnings and profits, then the distribution will generally be taxable as a dividend. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Code, certain qualified dividends received by non-corporate U.S. Holders will be subject to U.S. federal income tax at the preferential long-term capital gains of, currently, a maximum of 20%. This preferential income tax rate is applicable only to dividends paid by a “qualified foreign corporation” that is not a PFIC (as defined below under “– Passive Foreign Investment Companies,”) for the year in which the dividend is paid or for the preceding taxable year, and only with respect to the Securities held by a qualified U.S. Holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date) and certain other holding period requirements are met. If such holding period requirements are met, dividends we pay with respect to the Securities generally will be qualified dividend income. However, if we were a PFIC, dividends paid by us to individual U.S. Holders would not be eligible for the reduced income tax rate applicable to qualified dividends. As discussed below under “– Passive Foreign Investment Companies,” we do not anticipate being treated as a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable or future taxable years. You should consult your own tax advisor regarding the availability of this preferential tax rate under your particular circumstances.

The amount of any distribution paid in a currency other than U.S. dollars (a “foreign currency”), including the amount of any withholding tax thereon, will be included in the gross income of a U.S. Holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date of the U.S. Holder’s (or, in the case of ADSs, the depositary’s) receipt of the dividend, actively or constructively, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize a foreign currency gain or loss in respect of the dividend. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss and will not be eligible for the preferential rate applicable to qualified dividend income.

Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit in your particular situation.

Sale, Exchange, or Other Disposition of ADSs and Warrants

Subject to the discussion under “– Passive Foreign Investment Companies” below, a U.S. Holder that sells or otherwise disposes of its Securities will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. Holder’s adjusted basis in the Securities. Such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period of the Securities exceeds one year at the time of the sale or other disposition. Long-term capital gains realized by non-corporate U.S. Holders are generally subject to a preferential U.S. federal income tax rate. In general, gain or loss recognized by a U.S. Holder on the sale or other disposition of the Securities will be U.S. source gain or loss for purposes of the foreign tax credit limitation. However, if we are a PFIC, any such gain will be subject to the PFIC rules, as discussed below, rather than being taxed as a capital gain. As discussed below in “-Passive Foreign Investment Companies,” we do not anticipate being a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable year and future taxable years.

If a U.S. Holder receives foreign currency upon a sale or exchange of the Securities, gain or loss will be recognized in the manner described above under “– Distributions.” However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, the U.S. Holder generally should not be required to recognize any foreign currency gain or loss on such conversion.

As discussed above under the heading “Material Tax Considerations-Israeli Tax Considerations-Taxation of Shareholders,” a U.S. Holder who holds Securities through an Israeli broker or other Israeli intermediary may be subject to Israeli withholding tax on any capital gains recognized on a sale or other disposition of the Securities. Any Israeli tax paid under circumstances in which an exemption from (or a refund of or a reduction in) such tax was available will not be creditable for U.S. federal income tax purposes. U.S. Holders are advised to consult their Israeli broker or intermediary regarding the procedures for obtaining an exemption or reduction.

Medicare Tax on Unearned Income

Non-corporate U.S. Holders whose income exceeds certain thresholds are required to pay an additional 3.8% tax on their net investment income, which includes dividends paid on the Securities and capital gains from the sale or other disposition of the Securities.

Passive Foreign Investment Companies

Although we do not anticipate being treated as a passive foreign investment company (“PFIC”) for this year, the treatment of the Company as a PFIC is based on the value and composition of our assets, and no assurance can be given that we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or future taxable years. We will be considered a PFIC for any taxable year if:

●	at least 75% of our gross income for such taxable year is passive income; or

●	at least 50% of the value of our assets (based on an average of the fair market values of the assets determined at the end of each quarter during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received a proportionate share of the income of such other corporation directly. Passive income generally includes, among other things, dividends, interest, rents, royalties and certain capital gain, but generally excludes rents and royalties that are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the ADSs and Warrants, our PFIC status will also depend in large part on the market price of the Securities, which may fluctuate significantly.

If we are a PFIC for any year during which a U.S. Holder holds any Securities, we generally will be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds the Securities, unless we cease to be a PFIC and such U.S. Holder makes a “deemed sale” election with respect to the Securities that such U.S. Holder holds. For this purpose, a U.S. Holder that acquired an ADS through the exercise of a Warrant will be treated as holding such ADS for the period during which such Warrant was held. A U.S. Holder that makes such an election will be deemed to have sold the Securities it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale will be subject to the U.S. federal income tax treatment described below. After the deemed sale election, the Securities with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year for which we are treated as a PFIC with respect to a U.S. Holder, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” it receives and any gain it realizes from a sale or other disposition (including a pledge) of the Securities, unless it makes a “mark-to-market” election or a “qualified electing fund” election discussed below. Distributions that a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions it received during the shorter of the three preceding taxable years or its holding period for the Securities will be treated as an excess distribution. Under these special tax rules, if a U.S. Holder receives any excess distribution or realizes any gain from a sale or other disposition of the Securities:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Securities;

●	the amount of excess distribution or gain allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, must be included in the U.S. Holder’s gross income (as ordinary income) for the tax year of the sale or disposition; and

●	the amount allocated to each other year will be subject to the highest marginal tax rate in effect with respect to such U.S. Holder for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to such amounts allocated to each other year.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any losses for such years. Additionally, any gains realized on the sale of the Securities cannot be treated as capital gains.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, to the extent any of our subsidiaries are also PFICs, such U.S. Holder will be deemed to own its proportionate share of any such subsidiaries that are PFICs, and such U.S. Holder may be subject to the rules described in the preceding two paragraphs with respect to the shares of such subsidiaries that are PFICs it will be deemed to own. As a result, a U.S. Holder may incur liability for any “excess distribution” described above if we receive a distribution from such subsidiaries that are PFICs or if we dispose of, or are deemed to dispose of, any shares in such subsidiaries that are PFICs. You should consult your own tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If a U.S. Holder makes a mark-to-market election for the ADSs, such U.S. Holder will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted basis in such ADSs. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in a U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the ADSs. A U.S. Holder’s basis in the ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs will apply to distributions by us, except the lower applicable tax rate for qualified dividend income will not apply. If we cease to be a PFIC when a U.S. Holder has a mark-to-market election in effect, gain or loss realized by such U.S. Holder on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “– Sale, Exchange, or Other Disposition of ADSs and Warrants.”

The mark-to-market election is available only for “marketable stock,” which is a stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or another market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs are listed on Nasdaq and, accordingly, provided the ADSs are regularly traded, the mark-to-market election will be available to a U.S. Holder of ADSs if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable stock. If we are a PFIC for any year in which the U.S. Holder owns the ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by a U.S. Holder. Consequently, a U.S. Holder could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. You should consult your own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund” election to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualifying Electing Fund) containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file such annual information return could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. You should consult your own tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE IMPACT AND APPLICATION OF THE PFIC RULES ON YOUR INVESTMENT IN THE SECURITIES.

Backup Withholding and Information Reporting

Payments of dividends with respect to the Securities and the proceeds from the sale, retirement, or other disposition of the Securities made by a U.S. paying agent or other U.S. intermediary will generally be reported to the IRS and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax (backup withholding), currently at the rate of 24%, if a non-corporate U.S. Holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. Holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Backup withholding is not an additional tax. Any amount of backup withholding withheld may be used as a credit against your U.S. federal income tax liability or may be refunded provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

You should consult your own tax advisors regarding the backup withholding tax and information reporting rules.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in the Securities, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the Securities.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

Israeli Tax Considerations

General

The following is a summary of the material tax consequences under Israeli law concerning the purchase, ownership and disposition of American Depositary Shares, representing Ordinary Shares, Pre-funded Warrants and Warrants (collectively, the “Shares”) by persons who acquired the Shares in this offering.

This discussion does not purport to constitute a complete analysis of all potential tax consequences applicable to investors upon purchasing, owning or disposing of our Shares. In particular, this discussion does not take into account the specific circumstances of any particular investor (such as tax-exempt entities, financial institutions, certain financial companies, broker-dealers, investors that own, directly or indirectly, 10% or more of our outstanding voting rights, all of whom are subject to special tax regimes not covered under this discussion). To the extent that issues discussed herein are based on legislation that has yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future.

Potential investors are urged to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership, and disposition of the Shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income at the rate of 23% for the 2023 tax year.

Taxation of Shareholders

Capital Gains

Capital gains tax is imposed on the disposition of capital assets by an Israeli resident and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless an exemption is available or unless an applicable double tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli Income Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus”. “Real Gain” is the excess of the total capital gain over Inflationary Surplus generally computed on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposition. Inflationary Surplus is not subject to tax.

Real Gain accrued by individuals on the sale of the Shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Corporate and individual shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (23% in 2019 and thereafter), and a marginal tax rate of up to 50% in 2023 for individuals, including an excess tax (as discussed below).

Notwithstanding the foregoing, capital gains generated from the sale of our Shares by a non-Israeli shareholder may be exempt from Israeli tax under the Israeli Income Tax Ordinance provided (among other conditions) that seller does not have a permanent establishment in Israel to which the generated capital gain is attributed. However, non-Israeli resident corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a 25% or more interest in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the income or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of the Shares may be exempt from Israeli capital gains tax under the provisions of an applicable double tax treaty. For example, the Convention Between the Government of the United States of America and the Government of the State of Israel with Respect to Taxes on Income, or the U.S.-Israel Double Tax Treaty, exempts a U.S. resident (for purposes of the U.S.-Israel Double Tax Treaty) from Israeli capital gain tax in connection with the sale of the Shares, provided (among other conditions) that: (i) the U.S. resident owned, directly or indirectly, less than 10% of the voting power of the company at any time within the 12-month period preceding such sale; (ii) the U.S. resident, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel; however, under the U.S.-Israel Double Tax Treaty, the taxpayer should be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The U.S.-Israel Double Tax Treaty does not relate to U.S. state or local taxes.

Payers of consideration for the Ordinary Shares, including the purchaser, the Israeli stockbroker or the financial institution through which the Shares are held, are obligated, subject to certain exemptions, to withhold tax upon the sale of Shares at a rate of 25% of the consideration for individuals and corporations.

Upon the sale of traded securities, a detailed return, including a computation of the tax due, must be filed and an advance payment must be paid to the Israeli Tax Authority on January 31 and July 31 of every tax year in respect of sales of traded securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Income Tax Ordinance and regulations promulgated thereunder, such return need not be filed, and no advance payment must be paid. Capital gains are also reportable on annual income tax returns.

Exercise of Warrants and Certain Adjustments to the Warrants

Investors will generally not recognize gain or loss for Israeli tax purposes on the exercise of a Warrant and related receipt of an ordinary share (unless, for instance, cash is received in lieu of the issuance of a fractional ordinary share). Nevertheless, the Israeli income tax treatment and the tax consequences of a cashless exercise of Warrants into Ordinary Shares is unclear. Furthermore, the exercise terms of the Warrants may be adjusted in certain circumstances. An adjustment to the number of Ordinary Shares that will be issued on the exercise of the Warrants or an adjustment to the exercise price of a Warrant may be treated as a taxable event under Israeli tax law even if such holder does not receive any cash or other property in connection with the adjustment. Investors should consult their tax advisors regarding the proper treatment of any exercise of and/or adjustments to the Warrants.

Dividends

Dividends distributed by a company to a shareholder who is an Israeli resident individual will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Controlling Shareholder, as defined above, at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will generally be exempt from Israeli income tax provided that the income from which such dividend is distributed, derived or accrued within Israel.

Dividends distributed by an Israeli resident company to a non-Israeli resident (either an individual or a corporation) are generally subject to Israeli withholding tax on the receipt of such dividends at the rate of 25% (30% if the dividend recipient is a Controlling Shareholder at the time of distribution or at any time during the preceding 12-month period). These rates may be reduced under the provisions of an applicable double tax treaty. For example, under the U.S.-Israel Double Tax Treaty, the following tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation that holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain types of interest or dividends the tax rate is 12.5%; (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate under The Law for the Encouragement of Capital Investments, 1959, the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income is attributed to a permanent establishment of the U.S. resident in Israel.

Excess Tax

Individual holders who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) and who have taxable income that exceeds a certain threshold in a tax year (NIS 698,280 for 2023, linked to the Israeli Consumer Price Index) will be subject to an additional tax at the rate of 3% on his or her taxable income for such tax year that is in excess of such amount. For this purpose, taxable income includes taxable capital gains from the sale of securities and taxable income from interest and dividends, subject to the provisions of an applicable double tax treaty.

Estate and Gift Tax

Israel does not currently impose estate or gift taxes if the Israeli Tax Authority is satisfied that the gift was made in good faith and on condition that the recipient of the gift is not a non-Israeli resident.

Foreign Exchange Regulations

Non-residents of Israel who hold our Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. Selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and the subsequent resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	transactions other than on such exchanges or in the over-the-counter market;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the ADSs issuable upon exercise of Warrants covered by this prospectus. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

The securities to be registered on this registration statement on Form F-1 of which this prospectus forms a part are f up to an aggregate amount of 1,215,345 ADSs offered for resale by the selling shareholders issuable upon (i) exercise of Warrants to purchase 1,146,552 ADSs at an exercise price of $1.16 per ADS granted pursuant to the Purchase Agreement and (ii) Warrants to purchase up to 68,793 ADSs at an exercise Price of $1.45 per ADS granted pursuant to the Engagement Letter.

History of Share Capital

Since September 30, 2020, our issued share capital has changed as provided below.

On February 2, 2021, we closed an underwritten offering in which we sold 243,478 ADSs at a public offering price of $49.5 per ADS. On February 10, 2021, Aegis Capital Corp., the sole bookrunning manager for the underwritten offering, fully exercised its over-allotment option to purchase an additional 36,521 ADSs bringing total gross proceeds to the Company from the offering including exercise of the over-allotment option of approximately $13,800. The Company received a net amount of $12,480 after deduction of issuance expenses of $360

On December 27, 2021, we closed an underwritten offering in which we sold  381,356 ADSs at a public offering price of $23.6 per ADS. On December 27, 2021, Aegis Capital Corp., the sole bookrunning manager for the underwritten offering, fully exercised its over-allotment option to purchase an additional 33,058 ADSs bringing total gross proceeds to the Company from the offering including exercise of the over-allotment option of approximately $9,780. The Company received a net sum of $8,956 (after deduction of issuance expenses of $63)

On February 2, 2022, we issued to Max Planck Society (“MPG”) 15,000 ADSs at no cost as an upfront payment for the license under the License Agreement, dated December 11, 2021, between us and Max-Planck-Innovation GmbH.

We also issued on April 12, 2022, we issued 4,316 ADSs to Mr. Ron Babecoff, the former CEO of the Company, upon vesting of RSUs granted to him as part of his service to the Company.

On April 12, 2022, we issued 944 ADSs in the aggregate to the non-executive directors of the Company, including Mr. Isaac Devash a former director of the Company, upon the vesting of RSUs granted to directors in consideration for their service to the Company.

On November 9, 2022, we issued 17,694 ADSs to Hybrid Financial Ltd. as consideration for investor relations services.

On December 20, 2022, we closed an underwritten public offering with gross proceeds to us of $8 million, before deducting underwriting discounts and other expenses payable by the Company. The offering consisted of 1,600,000 units and pre-funded units. Each unit consisted of one ADSs and two warrants, each to purchase one ADS, and each pre-funded unit consists of one pre-funded warrant to purchase one ADS and two warrants each to purchase one ADS. One of the warrants will expire three years from the date of issuance, and the other warrant will expire one year from the date of issuance and may be exercised for half an ADS on or prior to six (6) months following the original issuance for no additional consideration. Each ADS (or pre-funded warrant) was sold together with two warrants at a combined purchase price of $5.00 per unit (or $4.99 per pre-funded unit after reducing $0.01 attributable to the exercise price of the pre-funded warrants). The Company received a net sum of $7,231 after deduction of underwriter discount and issuance expenses of $769

On April 12, 2022, we issued 944 ADSs in the aggregate to the non-executive directors of the Company, including Mr. Isaac Devash a former director of the Company, upon the vesting of RSUs granted to directors in consideration for their service to the Company.

From February 1, 2023 until August 23, 2023, we issued 1,662 ADSs to Prof. Matthias Dobbelstein as consideration for scientific advisory board services.

On June 12, 2023, we issued (i) 1,038 ADSs in aggregate upon the vesting of RSUs granted to non-executive directors as part of their service to the Company and (ii) 24,000 ADSs upon the vesting of RSUs granted to Mr. Amir Reichman, the Company’s CEO, in consideration for his service to the Company.

On July 31, 2023, we issued 15,852 ADSs to MPG and 1,148 ADSs to MBM Science Bridge GmbH pursuant to the License Agreement, dated June 4, 2023, by and among the Company, Max Planck Innovation GmbH and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen. On September 19, 2023, we issued (i) in a registered direct offering 400,000 ADSs and pre-funded warrants to purchase up to 746,552 ADSs, at an exercise price of $0.001 per ADS, at a purchase price of $1.16 per ADS and $1.159 per pre-funded warrant, and (ii) in concurrent private placement unregistered warrants to purchase up to 1,146,552 ADSs. The warrants have an exercise price of $1.16 per ADS and are immediately exercisable upon issuance for a period of five and one-half years. The Company received a net sum of $1,151 after deduction of underwriter discount and issuance expenses of $165.

During the period beginning September 30, 2020 through September 30, 2023, we issued 311,345 RSUs ADSs to our officers, directors and employees.

American Depositary Shares

The material terms and provisions of the ADSs and the ordinary shares represented thereby are described in Exhibit 4.1, Description of Securities, to our annual report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this prospectus.

Warrants

Duration and Exercise Price

The exercise price per ADS under this Warrant shall be $1.16, subject to adjustment. Each Warrant became exercisable on the date of issuance and will remain exercisable until five and one-half (5.5) years from the initial exercise date

Exercisability

The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Warrants at closing to have their Warrants exercised immediately upon issuance and receive ADSs underlying the Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Warrants to the extent that the holder would own more than 4.99% of the outstanding ADSs (or, at the election of the purchaser, 9.99%), except that upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding shares after exercising the holder’s Warrants up to 9.99% of our outstanding ADSs. No fractional ADSs will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Warrant or round up to the next whole ADS.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the Warrants.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system, nor do we have any obligation to do so.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of the ADSs or Ordinary Shares, the holders of the Warrants do not have the rights or privileges of holders of the ADSs or Ordinary Shares, including any voting rights, until they exercise their Warrants.

Fundamental Transaction

If, at any time while the Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of the Ordinary Shares and/or ADSs are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding Ordinary Shares and/or ADSs, or more than 50% of the voting power of our common equity, (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of the Ordinary Shares and/or ADSs or any compulsory share exchange pursuant to which the Ordinary Shares and/or ADSs are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding Ordinary Shares and/or ADSs or 50% or more of the voting power of the common equity of the Company, each, a “Fundamental Transaction”, then upon any subsequent exercise of the Warrants, a holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of the Warrant, and any additional consideration payable as part of the Fundamental Transaction.

  EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the issuance and distribution of the securities covered by the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$115.52
Legal fees and expenses	7,020
Accountants’ fees and expenses	8,000
Miscellaneous	5,000
Total	$20,135.52

LEGAL MATTERS

Certain matters concerning this offering will be passed upon for us by Lucosky Brookman, LLP, New York, New York. The validity of the securities being offered by this prospectus will be passed upon for us by Goldfarb Gross Seligman & Co., Tel-Aviv, Israel.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-1, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 10-K filed this year and an annual report on Form 20-F to be filed in 2024. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-37353). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended on December 31, 2022, filed with the SEC on April 17, 2023.

●	our Quarterly Report on Form 10-Q for the period ended on March 31, 2023, filed with the SEC on May 15, 2023.

●	our Current Reports on Form 8-K, filed with the SEC on May 4, 2023 (Item 3.01), May 11, 2023, and June 8, 2023.

●	Our reports on Form 6-K furnished to the Commission on July 3, 2023 (two reports), July 5, 2023 (relating to our Annual General Meeting of Shareholders), July 12, 2023, August 1, 2023, August 11, 2023 (the text under “Second Quarter 2022 Financial Summary” in Exhibit 99.1), August 24, 2023, September 6, 2023 (the report regarding new corporate name only), September 19, 2023, September 20, 2023, November 2, 2023, November 3, 2023 (excluding the fourth paragraph in Exhibit 99.1), November 7, 2023 (excluding sixth and seventh paragraphs in Exhibit 99.1), November 13, 2023, November 20, 2023 and December 14, 2023 (excluding the fourth through seventh paragraphs in Exhibit 99.1 and the sixth and seventh paragraphs in Exhibit 99.2), and reports on Form 6-K/A furnished to the Commission on August 14, 2023 and August 18, 2023.

●	the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on April 20, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Scinai Immunotherapeutics Ltd., Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel, Attn: Uri Ben Or, telephone number +972 8-930-2529. You may also obtain information about us by visiting our website at www.scinai.com. Information contained on our website is not part of this prospectus.

1,215,345 American Depositary Shares representing 486,138,000 Ordinary Shares

Prospectus

December    , 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be reasonably foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction; and;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the compan;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

●	any other action against which we are permitted and/or will be permitted by law to insure an office holder;

●	expenses paid by the office holder or which he was ordered to pay, in connection with an administrative enforcement proceeding held in his case, including reasonable litigation expenses, and including legal fees; and

●	a financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law, including with respect to liabilities resulting from the initial public offering in the U.S., to the extent that these liabilities are not covered by insurance.

Item 7. Recent Sales of Unregistered Securities

On December 22, 2021, the Company signed a definitive exclusive license agreement with MPG and UMG for the development and commercialization of innovative Covid-19 NanoAbs. Pursuant to the agreement, on February 2, 2022, the Company issued 150,000 ADSs to MPG, in reliance on the exemption from registration under Regulation S under the under the Securities Act of the 1933, as amended, regarding sales by an issuer in offshore transaction.

On November 9, 2022, we issued 17,694 ADSs to Hybrid Financial Ltd. as consideration for investor relations services.

From February 1, 2023 until August 23, 2023, we issued 1,662 ADSs to Prof. Matthias Dobbelstein as consideration for scientific advisory board services.

On June 12, 2023, we issued (i) 1,038 ADSs in aggregate upon the vesting of RSUs granted to non-executive directors as part of their service to the Company and (ii) 24,000 ADSs upon the vesting of RSUs granted to Mr. Amir Reichman, the Company’s CEO, in consideration for his service to the Company.

On July 31, 2023, we issued 15,852 ADSs to MPG and 1,148 ADSs to MBM Science Bridge GmbH pursuant to the License Agreement, dated June 4, 2023, by and among the Company, Max Planck Innovation GmbH and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen.

Item 8. Exhibits and Financial Statement Schedules

(a)	The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit Description
3.1*	Articles of Association of Scinai Immunotherapeutics Ltd. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 filed with the SEC on October 30, 2023)
4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to the Annual Report on form 10-K filed with the SEC on April 17, 2023)
4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.4 to the Registration Statement Annual Report on Form F-1/A filed with the SEC on December 14, 2022).
4.3	Form of Exchangeable Warrant, (incorporated by reference to the Registration Statement on Form F-1/A filed with the SEC on December 14, 2022).
4.4	Form of Non-Exchangeable Warrant, (incorporated by reference to the Registration Statement on Form F-1/A filed with the SEC on December 14, 2022).
4.5	Form of Warrant (incorporated by reference to Exhibit 1.3 to Form 6-K submitted with the SEC on September 19, 2023).
4.6	Form of Pre-Funded Warrant, (incorporated by reference to Exhibit 1.2 to Form 6-K submitted with the SEC on September 19, 2023).
4.7	Form of Placement Agent Warrant (incorporated by reference to Exhibit 1.4 to Form 6-K filed with the SEC on September 19, 2023).
5.1*	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Company, regarding the validity of the ADSs being registered (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form F-1 filed with the SEC on October 30, 2023)
10.1	Form of Deposit Agreement between BiondVax Pharmaceuticals Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015).
10.2**	2005 Share Incentive Plan, (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F filed with the SEC on June 12, 2020).
10.3**	2018 Share Incentive Plan, (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F filed with the. SEC on June 12, 2020).
10.4**	Compensation Policy, (incorporated by reference to Appendix B to the Exhibit 99.1 to the Form 6-K filed with the SEC on November 22, 2021).
10.5**	Employment Agreement, dated January 20, 2021, between BiondVax Pharmaceuticals Ltd. And Mr. Amir Reichman, (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022).
10.6**	Employment Agreement dated March 15, 2005, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar Ben-Yedidia, (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014).
10.7**	Addendum to Employment Agreement dated April 1, 2012, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar-Ben Yedidia, (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014).
10.8**	Addendum to Employment Agreement dated May 28, 2015, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar-Ben Yedidia (incorporated by reference to Exhibit 10.8 to the Annual Report on form 10-K filed with the SEC on April 17, 2023).
10.9**	Addendum to Employment Agreement dated April 1, 2012, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar-Ben Yedidia (incorporated by reference to Exhibit 10.9 to the Annual Report on form 10-K filed with the SEC on April 17, 2023)
10.10**	Employment Agreement dated September 5, 2018, between BiondVax Pharmaceuticals Ltd. and Elad Mark (incorporated by reference to Exhibit 10.10 to the Annual Report on form 10-K filed with the SEC on April 17, 2023).

10.11	Form of Indemnification Letter (unofficial English translation from Hebrew original), (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014).
10.12	Form of Indemnification and Exculpation Agreement, (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015).
10.13	Finance Contract between BiondVax Pharmaceuticals Ltd. and the European Investment Bank, (incorporated by reference to Exhibit 99.2 to Form 6-K filed with the SEC on June 19, 2017).
10.14	Amendment No. 1, dated January 11, 2021, to Finance Contract dated June 19, 2017, by and between BiondVax Pharmaceuticals Ltd. and the European Investment Bank (incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20-F filed with the SEC on May 13, 2021).
10.15	Lease Agreement dated July 10, 2017 between BiondVax Pharmaceuticals Ltd. and Unihad BioPark Ltd., (incorporated by reference to Exhibit 4.19 to the Form 20-F filed with the SEC on April 30, 2018).
10.16	Services Agreement between BiondVax Pharmaceuticals Ltd. and Mark Germain, (incorporated by reference to Appendix C to the Form 6-K filed with the SEC on April 23, 2019).
10.17+	License Agreement, dated December 11, 2021, between BiondVax Pharmaceuticals Ltd. and Max-Planck-Innovation GmbH, (incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022).
10.18+	Accompanying Research Collaboration Agreement, dated December 11, 2021, between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022).
10.19+	Research Collaboration Agreement, dated March 23, 2022, between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022).
10.20+	Form of License Agreement between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen (incorporated by reference to Exhibit 4.19 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022).
10.21	Amendment Agreement dated August 9, 2022, to Finance Contract dated June 19, 2017 and as amended from time to time, by and between BiondVax Pharmaceuticals Ltd. and the European Investment Bank (incorporated by reference to Exhibit 10.21 to the Annual Report on form 10-K filed with the SEC on April 17, 2023),
10.22	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 1.1 to Form 6-K submitted with the SEC on September 19, 2023)
14.1	Code of Conduct (incorporated by reference to Exhibit 14.1 to the Annual Report on form 10-K filed with the SEC on April 17, 2023)
23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountant (Isr.), a member of Ernst & Young Global, independent registered public accounting firm for the Registrant
23.2*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page) (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form F-1 filed with the SEC on October 30, 2023)
107*	Filing Fee Table (incorporated by reference to Exhibit 107 to the Registration Statement on Form F-1 filed with the SEC on October 30, 2023)

*	Previously filed.
**	Indicates a management contract or compensatory plan or arrangement.
+	Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 9. Undertaking

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on  December 22, 2023.

SCINAI IMMUNOTHERAPEUTICS LTD.

By:	/s/ Amir Reichman
Name:	Amir Reichman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on the dates and in the capacities indicated.

Name	Title	Date

*	Chairman of the Board of Directors	December 22, 2023
Mark Germain

/s/ Amir Reichman	Chief Executive Officer and Director	December 22, 2023
Amir Reichman	(Principal Executive Officer and Director)

/s/ Uri Ben Or	Chief Financial Officer	December 22, 2023
Uri Ben Or	(Principal Financial Officer and Principal Accounting Officer)

*	Director	December 22, 2023
Avner Rotman

*	Director	December 22, 2023
Yael Margolin

*	Director	December 22, 2023
Morris Laster

*	Director	December 22, 2023
Adi Raviv

*	Director	December 22, 2023
Samuel Moed

*	Director	December 22, 2023
Jay Green

*By:	/s/ Amir Reichman
Amir Reichman
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Scinai Immunotherapeutics Ltd. has signed this Registration Statement on Form F-1 on December 22, 2023.

By:	/s/ Donald J, Puglisi
Name:	Donald J. Puglisi
Title:	Donald J. Puglisi